                                                                    EXHIBIT 23.2

                      [LETTERHEAD OF KPMG APPEARS HERE]

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Barbeques Galore Limited:

We consent to the use of our audit report dated April 10, 1998 on the consolidated financial statements of Barbeques Galore Limited and subsidiaries as of January 31, 1998 and January 31, 1997 and for the twelve months ended January 31, 1998 and the seven months ended January 31, 1997 included herein and to the reference to our firm under the headings "Summary Additional Consolidated Financial Data", "Selected Consolidated Financial Data", "Selected Additional Consolidated Financial Data" and "Experts" in such Prospectus.

/s/ KPMG

September 17, 1998
Sydney, Australia